EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of C.H. Robinson Worldwide, Inc., and the effectiveness of C.H. Robinson Worldwide, Inc.’s internal control over financial reporting dated February 25, 2019, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
August 8, 2019